Exhibit 10(o)

Split Dollar Life Insurance Agreement

with Lee Johnson, Jr.

SPLIT DOLLAR LIFE INSURANCE AGREEMENT

ENDORSEMENT METHOD

THIS SPLIT DOLLAR LIFE INSURANCE AGREEMENT (“Agreement”) is made this 2nd day of September, 2003, between Mechanics and Farmers Bank, a bank organized and existing under the laws of the State of North Carolina (the “Bank”), and Lee Johnson, Jr., an executive employee of the Bank or one of its subsidiary corporations (the “Executive”).

The respective rights and duties of the Bank and the Executive in this Agreement shall be pursuant to the terms set forth below:

I.	DEFINITIONS

Refer to the policy contract for the definition of any terms in this Agreement that are not defined herein. If the definition of a term in the policy is inconsistent with the definition of a term in this Agreement, then the definition of the term as set forth in this Agreement shall supersede and replace the definition of the terms as set forth in this policy.

II.	POLICY TITLE AND OWNERSHIP

The Bank shall be the owner of the policy(ies) listed on the attached Schedule A which is for its use and for the use of the Executive all in accordance with this Agreement. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw cash values from the policy. Where the Bank and the Executive (or assignee, with the consent of the Executive) mutually agree to exercise the right to increase the coverage under the subject Split Dollar policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

III.	BENEFICIARY DESIGNATION

The Executive (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive the Executive’s share of the proceeds payable upon the death of the Executive, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.

IV.	PREMIUM PAYMENT METHOD

Subject to the Bank’s absolute right to surrender or terminate the policy at any time and for any reason, the Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the policy in force.

V.	TAXABLE BENEFIT

Annually the Executive will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank (or its administrator) will report to the Executive the amount of imputed income each year on Form W-2 or its equivalent.

VI.	DIVISION OF DEATH PROCEEDS

Subject to Paragraphs VII and IX herein, the division of the death proceeds of the policy is as follows:

A.	The Executive’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to an amount equal to three (3) times the Executive’s Compensation less $50,000 provided under the Bank’s group term life insurance plan. Compensation for purposes of this Agreement is defined as the total compensation received by the Executive for the prior year, including any amounts received as incentive compensation and any amounts deferred under a qualified 401(k) plan or 125 plan. Excluded are amount for other fringe benefits, moving expenses, automobile allowances, taxable values of employer paid group term life insurance, and any other special forms of payment.

B.	The Bank shall be entitled to the remainder of such proceeds.

C.	The Bank and the Executive shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

VII.	DIVISION OF THE CASH SURRENDER VALUE OF THE POLICY

The Bank shall at all times be entitled to an amount equal to the policy’s cash value, as that term is defined in the policy contract, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable surrender charges. Such cash value shall be determined as of the date of surrender or death as the case may be.

VIII.	RIGHTS OF PARTIES WHERE POLICY ENDOWMENT OR ANNUITY ELECTION EXISTS.

In the event the policy involves an endowment or annuity element, the Bank’s right and interest in any endowment proceeds or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the policy’s cash value. Such endowment proceeds or annuity benefits shall be considered to be like death proceeds for the purposes of division under this Agreement.

IX.	TERMINATION OF AGREEMENT AND DISPOSITION OF THE POLICY

This Agreement shall terminate when:

A.	The Executive leaves the employment of the Bank (voluntarily or involuntarily) prior to the attainment of age 55 with 30 years of continuous employment with the Bank or prior to age 65, the Executive shall have no rights to the policy.

B.	The Executive shall be discharged from employment with the Bank for cause. The term “for cause” shall mean any of the following that result in an adverse effect on the Bank: (i) gross negligence or gross neglect; (ii) the commission of a felony or gross misdemeanor involving moral turpitude, fraud or dishonesty; (iii) the willful violation of any law, rule or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit; or

C.	Surrender, lapse or other termination of the Policy by the Bank. Upon such termination, the Executive (or assignee) shall have a fifteen (15) day option to receive from the Bank, an absolute assignment of the policy in consideration of cash payment to the Bank, whereupon this Agreement shall terminate. Such cash payment referred to hereinabove shall be the greater of:

(i) the Bank’s share of the cash value of the policy on the date of such assignment, as defined in this Agreement; or

(ii) the amount of the premiums that have been paid by the Bank prior to the date of such agreement.

If, within said fifteen (15) day period, the Executive fails to exercise said option, fails to procure the entire aforestated cash payment, or dies, then the option shall terminate and the Executive (or assignee) agrees that all of the Executive’s rights, interest and claims to the policy shall terminate as of the date of the termination of this Agreement.

The Executive expressly agrees that this Agreement shall constitute sufficient written notice to the Executive of the Executive’s option to receive an absolute assignment of the policy as set forth herein.

Except as provided above, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph VI above.

X.	EXECUTIVE’S OR ASSIGNEE’S ASSIGNMENT RIGHTS

The Executive may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject policy nor any rights, options, privileges or duties created under this Agreement.

XI.	AGREEMENT BINDING UPON THE PARTIES

This Agreement shall bind the Executive and the Bank, their heirs, successors, personal representatives and assigns.

XII.	ERISA PROVISIONS

The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”):

A.	Named Fiduciary and Administrator.

The “Named Fiduciary and Administrator” of this Endorsement Method Split Dollar Agreement shall be the Mechanics and Farmers Bank until its resignation or removal by the Board of Directors. As Named Fiduciary and Administrator, the Bank shall be responsible for the management, control, and administration of this Split Dollar Agreement as established herein. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Agreement, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

B.	Funding Policy.

Subject to the Bank’s absolute right to surrender or terminate the policy at any time and for any reason, the funding policy for this Split Dollar Agreement shall be to maintain the subject policy in force by paying, when due, all premiums required.

C.	Basis of Payment of Benefits.

Direct payment by the Insurer is the basis of payment of benefits under this Agreement, with those benefits in turn being based on the payment of premiums as provided in this Agreement.

D.	Claim Procedures.

Claim forms or claim information as to the subject policy can be obtained by contacting Benmark, Inc. (800-544-6079). When the Name Fiduciary has a claim which may be covered under the provisions described in the insurance policy, they should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the named Fiduciary what further requirement are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued in accordance with the terms of this Agreement.

In the event that a claim is not eligible under the policy, the Insurer will notify the Named Fiduciary of the denial pursuant to the requirements under the terms of the policy. If the Named Fiduciary is dissatisfied with the denial of the claim and wishes to contest such claim denial, they should contact the office named above and they will assist in making an inquiry to the Insurer. All objections to the Insurer’s actions should be in writing and submitted to the office named above for transmittal to the Insurer.

XIII.	GENDER

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should also apply.

XIV.	INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the policy provisions shall fully discharge the Insurer from any and all liability.

XV.	CHANGE OF CONTROL

If the Executive’s employment is terminated upon a Change of Control, as defined below, the Executive will become 100% vested in the benefits provided under Paragraph VI.A. However, no benefit will be provided if the Executive is terminated for cause as defined in Paragraph IX.B.

A Change of Control of the Bank shall be deemed to have occurred if:

A.	any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934), other than an officer who is an employee of the Bank for at least one year preceding the change in control, acquires or becomes the beneficial owner, directly or indirectly, of securities of the Bank representing 50% or more of the combined voting owner of the Bank’s then outstanding securities and thereafter, the membership of the Board of Directors of the Bank becomes such that a majority or persons who were not members of the Board at the time of the acquisition of securities, or

B.	the Bank, or its assets, are acquired by or combined with another corporation and less than a majority of the outstanding voting shares of the parent or surviving corporation after such acquisition or combination are owned, immediately after such acquisition or combination, by the owners of voting shares of the Bank outstanding immediately prior to such acquisition.

XVI.	AMENDMENT OR REVOCATION

Subject to the Bank’s absolute right to surrender or terminate the policy at any time and for any reason, it is agreed by and between the parties hereto that, during the lifetime of the Executive, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the Bank.

XVII.	EFFECTIVE DATE

The Effective Date of this Agreement shall be December 30, 2002.

XVIII.	SEVERABILITY AND INTERPRETATION

If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

XIX.	APPLICABLE LAW

The validity and interpretation of this Agreement shall be governed by the laws of the State of North Carolina.

Executed this 2nd day of September, 2003.

MECHANICS AND FARMERS BANK

/s/ Saundra H. Quick	By:	/s/ FW Becote
Witness	Title	/s/ VP/CFD/FGE/Corp. Sec.

/s/ Veronica B. Johnson		/s/ Lee Johnson, Jr.
Witness		Lee Johnson, Jr.